                                                                      EXHIBIT 10


                   [MITCHELL ENERGY CORPORATION LETTERHEAD]



March 25, 1998




FEDERAL EXPRESS



Mr. R. O. Shaw
OAKRIDGE ENERGY, INC.
4613 Jacksboro Highway
Wichita Falls, Texas 76302



Re:      Offer to Purchase Oil and Gas Properties
         Personville Field
         Limestone County, Texas



Gentlemen:

This Purchase and Sales Agreement represents Mitchell Energy Corporation's offer to purchase all of the Parties listed on Exhibit "A" attached hereto interest in the Properties described herein. This offer is for the purchase of all of the parties interest and is not to be construed as an offer for an individual interest alone. An identical Purchase and Sales Agreement to this is being sent to each individual Seller for their approval and acceptance.

Mitchell Energy Corporation (hereinafter referred to prospectively as "Purchaser") hereby offers to purchase from all of the parties identified on Exhibit "A" (hereinafter referred to prospectively and collectively as "Seller") all of Seller's rights, titles, and interest in and to all of the properties listed on Exhibit "A" attached hereto together with all fixtures, improvements, and facilities thereon and appurtenant rights thereto, ("the Properties") for the total purchase price ("the Purchase Price") of Sixteen Million Eight Hundred Twenty Seven Thousand and No/100 Dollars ($16,827,000.00). This offer is subject to the Terms and Conditions attached hereto as Exhibit "B". The Purchase Price has been allocated among the individual wells and the pipeline system on Exhibit "A" for the sole purpose of setting a value for the individual property, well, or other asset in the event an adjustment to the Purchase Price is required as set out herein.

March 25, 1998
Page 2



If this offer is acceptable to Seller, please execute this letter in the spaces provided (or, if required, obtain the necessary execution of the letter), initial the attachments, and return the fully executed letter to me. Upon my receipt of said letter from all parties identified on Exhibit "A", the fully executed letters together with the attachments hereto will constitute an Agreement for Sale/Purchase ("Agreement"), and I will contact you to make arrangements necessary to complete the transaction. The additional signed letter is for your files.

We thank you for your consideration of this offer.

Very truly yours,

MITCHELL ENERGY CORPORATION


/s/ JACK YOVANOVICH


Jack J. Yovanovich
Senior Vice President
Land


JJY:RBS:jrm
Attachments

March 25, 1998
Page 3





ACCEPTED AND AGREED TO THIS 30th
DAY OF March, 1998.


OAKRIDGE ENERGY, INC.



By: /s/ NOEL PAUTSKY
   -------------------------------
Name:   Noel Pautsky
     -----------------------------
Title:  president
      ----------------------------

                                    Exhibit A




                               ALLOCATED PURCHASE PRICE       $  16,827,000


W.I. OWNERSHIP:
---------------

                                                              $   3,053,508
                                                                    382,832
                                                                     72,922
                                                                     97,029
                                                                     83,781
                                                                    774,782
                                                                    319,954
Oakridge Energy, Inc.                                             3,099,122
                                                                     63,311
                                                                    219,830
                                                                    510,443
                                                                    765,665
                                                                     97,029
                                                                    382,832
                                                                    387,390
                                                                     72,922
                                                                     83,781
                                                                  1,158,473
                                                                     63,311
                                                                  4,719,406
                                                                    385,903
                                                                      5,774
                                                              -------------
                                                              $  16,800,000
                                                              =============

ROYALTY/MINERAL INTEREST:
-------------------------
                                                              $       9,000
                                                                      9,000
                                                                      9,000
                                                              -------------
          TOTAL ROYALTY/MINERAL INTEREST                      $      27,000
                                                              =============



                                    INITIALS:   SELLER /s/ N.P.
                                                       -----------------------
                                                PURCHASER /s/ J.J.Y
                                                          --------------------


NOTE: Individual well schedules and names of all Sellers other than Oakridge Energy, Inc. have been deleted.

                                    EXHIBIT B

                             TERMS AND CONDITIONS

                     Attached to that Offer to Purchase from
                           MITCHELL ENERGY CORPORATION
                                ("Purchaser") to
                         SKLAR & PH[LLIPS OIL CO., ET AL
                                   ("Seller")
                              dated March 25, 1998
                                Personville Field
                             Limestone County, Texas

1.       Effective Period of Offer

         Purchaser's offer shall remain in effect to 5:00 p.m. (Houston, Texas time) on March 31, 1998, or until rejected in writing by Seller, whichever occurs first, unless extended in writing by Purchaser.

2.       Effective Date/Time of Sale/Purchase

         The effective Date/Time of Sale/Purchase ("Effective Date/ Time") is March 1, 1998. at 7-00 a.m. (local time in the place the "Properties" are located), unless otherwise agreed to by both parties in writing.

3.        Closing

         Upon satisfaction of all the terms and conditions contained herein, Seller and Purchaser shall close this Sale/Purchase on a mutually acceptable date within sixty (60) days from the date of Purchaser's receipt of all of the individual Seller's acceptance of Purchaser's offer or fifteen (15) days following Seller's receipt of Purchasers notification of any significant title defects as referenced in Paragraph 7 below, whichever is earlier, unless otherwise agreed to by both parties in writing, Closing shall take place in Shreveport, Louisiana, at a location designated by Seller.

         Seller appoints Sklar & Phillips Oil Co. as its agent for closing. Seller shall provide to Sklar & Phillips Oil Co. the assignments and other documents referenced below in Paragraph 3(a), 3(b) and 3(c) not less than five
(5) days prior to closing. Seller authorizes Sklar & Phillips Oil Co. to deliver all such assignments and documents to Purchaser on behalf of Seller at closing, Seller also authorizes Sklar & Phillips Oil Co. to receive payment from Purchaser of the Purchase Price as adjusted herein and directs Purchaser to pay such adjusted Purchase Price to Sklar & Phillips Oil Co. which shall thereby satisfy Purchasers obligation to pay Seller the Purchase Price. Sklar & Phillips Oil Co. shall then be obligated to each party Seller to immediately tender to each party's Seller that party's allocated share of the Purchase Price.

                                    INITIALS:   SELLER  /s/ N.P.
                                                       -----------------------
                                                PURCHASER  /s/ J.J.Y.
                                                          --------------------


                              Exhibit B - Page -1-

         At closing, the following shall occur:

         a. Sklar & Phillips Oil Co. shall deliver to Purchaser, in triplicate, fully executed and recordable assignments, bills of sale and other documents (from all Parties Seller) as reasonably requested by Purchaser to convey the Properties to Purchaser.

         b. Sklar & Phillips Oil Co. shall deliver to Purchaser duplicate certified copies of corporate resolutions, certificates of good standing, and other documents as reasonably requested by Purchaser to show Seller's authority and good standing to make this sale.

         C. Sklar & Phillips Oil Co. shall provide to Purchaser any documents required or reasonably requested by Purchaser to evidence to governmental agencies the Sale/Purchase of the Properties.

         d.       Seller shall deliver possession of the Properties.

         e. Seller shall transfer custody of all information and original documents in Seller's possession or within Seller's control pertaining to the Properties.

         f. Purchaser shall pay the Purchase Price, as provided hereinbelow.

         If the Purchase of the Properties from a particular party Seller is not completed as contemplated herein by reason of any breach or default by Purchaser, then Purchaser shall pay to that Seller, in consideration of Seller having held the Properties off the market and having refrained from dealing with others concerning the Properties and as liquidated damages in lieu of all other damages (and as that Seller's sole remedy), a cash sum equal to ten percent (10%) of the Purchase Price due that Seller. The Parties hereby acknowledge that the extent of damages to Seller occasioned by such breach or default by Purchaser would be impossible or extremely difficult to ascertain and that the amount of the payment referenced above is a fair and reasonable estimate of such damages under the circumstances. If the Purchase and Sale of the Properties is not completed for any other reason, Purchaser shall not be obligated to pay Seller the above referenced payment.

4.       Purchase Price

         This is a cash sale with the Purchase Price, adjusted if necessary as provided hereinbelow, to be paid at closing.

         a. Adjustments, if any, due to title failure or problems with leases or other agreements affecting the Properties as described in Section 7 hereinbelow shall be handled as provided therein.



                                    INITIALS:   SELLER  /s/ N.P.
                                                       -----------------------
                                                PURCHASER  /s/ J.J.Y.
                                                          --------------------


                              Exhibit B - Page -2-

         b. All revenues received by Seller attributable to the Properties from the sale of production produced from the Properties after the Effective Date/Time and prior to closing shall be subtracted from the Purchase Price. All revenues of production produced prior to the Effective Date/Time shall remain the property of Seller.

         c. Ali reasonable and necessary direct operating expenditures which have been incurred for the Properties after the Effective Date/Time and for which bills have been received and paid by Seller after the Effective Date/Time but prior to closing shall be added to the Purchase Price.

         d. All of Seller's liens affecting said Properties shall be subtracted from the Purchase Price unless Seller has obtained a release of lien prior to closing.

         e. All expenditures, including without limitation, capital expenditures, incurred prior to the Effective Date/Time and not fully paid by closing shall be deducted from tile Purchase Price.

         f. The cost of plugging all wells located on said Properties which are temporarily abandoned (as defined herein below), shall be subtracted from the Purchase Price. For purposes of this Agreement, "temporarily abandoned well" shall mean any well which is not specifically referenced for purchase in this Offer to Purchase and/or any well which is not capable of producing oil or gas in paying quantities (excluding tile Ethridge Gas Unit, Well No. 3). The amount for plugging costs deducted from the Purchase Price shall be the difference between the cost of plugging such well and the salvage value of any equipment and pipe associated with said well, if any. Notwithstanding anything to the contrary contained herein, should the cost of plugging all temporarily abandoned wells located on said Properties exceed the Purchase Price, then Purchaser shall have the right to withdraw its offer with no further obligation to consummate the Sale/Purchase and no liability to Seller.

         All revenues attributable to production from the Properties after the Effective Date/Time and received by Seller from and after closing shall be remitted to Purchaser after closing as set out below. Any operating expenses which were incurred for the Properties after the Effective Date/Time and prior to closing but for which invoices were not received until on or after closing shall be paid by Seller with copies of such invoices and evidence of such payment forwarded to Purchaser, and reimbursement to Seller will be made by Purchaser after closing as set out below.

         As soon as reasonably practicable after the Closing but not later than the 90th day following the closing, for all Parties Seller, Sklar & Philips Oil Co. shall prepare and deliver to Purchaser a statement setting forth the final calculation of any further adjustments to the Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Date. Sklar & Phillips Oil Co. shall at

                                      INITIALS:   SELLER  N.P.
                                                       -----------------------
                                                PURCHASER  /s/ J.J.Y.
                                                          --------------------


                              Exhibit B - Page -3-

Purchaser's request, supply reasonable documentation available to support any credit, charge, receipts or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Sklar & Phillips Oil Co.'s statement hereunder, Purchaser shall deliver to Sklar & Phillips Oil Co. a written report containing any changes that Purchaser proposes be made to such Statement. Purchaser and Sklar & Phillips Oil Co. shall undertake to agree on the final statement of adjustments to the Purchase Price no later than 150 days after the closing. After Purchaser and Sklar & Phillips Oil Co. agree upon such final adjustments to the Purchase Price, (either upward or downward) the amount due shall be paid in cash within five (5) days thereafter by Sklar & Phillips Oil Co. (if Seller owes same) or by Purchaser to Sklar & Phillips Oil Co. (if Purchaser owes same).

         Purchaser shall have the fight, at its election and expense, at any time within one (1) year from the date of closing to audit the books and records of Seller to verify the accuracy of revenues and expenses which are allocated at closing. During this period, Seller agrees to furnish copies of appropriate documentation of such revenues and expenses or, at Purchaser's election, to make copies of the originals of the books and records available at Seller's place of business. If any errors in the revenues and expenses allocated are determined, then such errors shall be promptly rectified by Purchaser or Seller, whichever is the applicable party.

5.       Information Made Available

         Seller shall, as soon as Purchaser receives Seller's acceptance, make available to Purchaser at Seller's office in Shreveport, LA and/or Tyler, TX (during normal working hours) the following information and documents:

         a. All correspondence, documents, abstracts, title opinions, tax receipts, and other material pertaining to ownership and descriptions of the Properties.

         b. All contracts and agreements affecting the Properties and all correspondence related thereto.

         c. All correspondence relating to operation of the Properties and all permits and licenses, including any pending applications, pertaining to the Properties.

         d. A summary of any pending litigation, outstanding tax assessments, lessor demand letters or like information potentially affecting the Properties.

         e.       All outstanding debt instruments relating to the Properties.

         Seller, at its option, will permit Purchaser to make or have made copies (at Purchaser's expense) of any such information and documents and take them to Purchaser's or its attorneys' offices.



                                    INITIALS:   SELLER  /s/ N.P.
                                                       -----------------------
                                                PURCHASER  /s/ J.J.Y.
                                                          --------------------


                              Exhibit B - Page -4-

6.       Facilities

         Purchaser shall have the right during normal working hours to inspect the fixtures, improvements, and facilities (collectively "the Facilities") of the Properties and to observe the operation of the Properties. Should Purchaser find the Facilities, including but not limited to wells, not to be in good working condition, Purchaser reserves the right to exclude the affected
Property from this Agreement and reduce the Purchase Price by an amount equal to the allocated value of such excluded Property if Seller cannot return such Facilities in good working condition prior to closing. NOTWITHSTANDING THIS SALE/PURCHASE SHALL BE WITHOUT ANY WARRANTY OF FITNESS OF CONDITION OR MERCHANTABILITY OF THE MATERIAL, EQUIPMENT OR FACILITIES CONVEYED, ALL SUCH PROPERTY WILL BE CONVEYED IN AN "AS IS" AND "WHERE IS" BASIS.

         During the time period provided for title examination in Paragraph 7, Purchaser shall have the right to inspect the Properties for environmental defects (including but not limited to the presence of any Naturally Occurring Radioactive Material "NORM"). In the event any such defects are detected, Purchaser shall have the fight to advise Seller, of any such defects affecting the Properties which are not in compliance with the applicable Environmental aws and Regulations. Notwithstanding the foregoing, no defect may be asserted until the total of all of Purchasers asserted environmental defects exceeds Ten Thousand Dollars ($10,000.00) (as to the total interest of all Parties Seller). After receipt of such notice, Seller shall have the right to cure, clean up or remediate such environmental defects at its sole cost, to Purchasers reasonable satisfaction not later than five (5) days prior to closing. If Seller fails or declines to cure any such defects, Purchaser shall have the option to reduce the Purchase Price by the estimated cost of remediation in excess of Ten Thousand Dollars ($10,000.00) provided however, in the event the estimated value of such defects exceeds Two Hundred Twenty Five Thousand Dollars ($225,000.00) (as to the total interests of all Parties Seller), then either Seller or Buyer shall have the option to terminate this agreement. If such agreement is terminated neither Purchaser nor Seller shall be under any further obligations or liability hereunder. For the purposes of termination under this paragraph by Seller, it will require approval of all Party's Seller.

7.       Titles and Examination of Documents

         This is a Sale/Purchase of all of Seller's rights, titles and interests in the Properties. However, in no event, unless adjustment of Purchase Price occurs as provided in this Section 7 hereinbelow, shall Seller's net revenue interest be less, or its working interest greater, than such interests in the Properties as shown on Exhibit "A". If Seller owns a lesser net revenue interest, or a greater working interest without the same proportionate increase in tile net revenue interest, same shall be considered a significant title defect as defined below. For the purposes of this Agreement. "net revenue interest" (or "NRI" or "NI") is defined as "the interest in and to all production of hydrocarbons produced, saved or sold from, under, or by virtue of each of the leases covered hereby after giving effect to all valid lessor's royalties, overriding royalties, and other burdens against


                                    INITIALS:   SELLER  /s/ N.P.
                                                       -----------------------
                                                PURCHASER  /s/ J.J.Y.
                                                          --------------------


                              Exhibit B - Page -5-
production therefrom"; "working interest" (or "WI") is defined as "the interest in the full and entire leasehold estate created by virtue of the leases covered hereby and all rights and obligations of every kind and character appurtenant thereto, or arising therefrom, without regard to any valid lessor's royalties, overriding royalties, and other burdens against production therefrom, insofar as the interest in said leasehold estate is burdened with the obligation to bear and pay costs of operation"; "overriding royalty interest" (or "ORRI") is defined as "royalty in excess of the usual royalty payable under an oil and gas lease, such overriding royalty being free of any expense of production" and, "significant title defects" shall include any defect which results in or could reasonably be expected (in Purchaser's opinion) to result in a loss of title in Seller or any other occurrence such that Seller's net revenue interest as shown on Exhibit "A" would be reduced, Seller's working interest as shown on Exhibit "A" increased without the same proportionate increase in net revenue interest, or Seller's right to use the Properties as an owner, lessee, licensee or permittee, as applicable would be extinguished or significantly impaired. The term "significant title defect" shall also include any inability on the part of Seller to obtain any necessary third party consents or the waiver of preferential rights to purchase.

         Seller confirms that there are no reserves of the Properties for which payment has been received but production has not been delivered.

         Except as provided hereinabove, all assignments, bills of sale and other conveyances of the Properties shall be by special warranty (i.e., warranty by, through, or under Seller but not otherwise). However, if any property is erroneously described, Seller shall, at any time before or after closing, correct such descriptions upon proof of proper descriptions. Subject to the operating standards provided in Section 8 hereinbelow, Seller shall transfer the Facilities on an "as is" basis.

         Purchaser shall have forty-five (45) days after receipt of all of the individual Seller's acceptance of the offer to (i) examine title to the Properties, (ii) examine all leases, gas contracts, operating agreements and all other agreements affecting the Properties, and (iii) to verify that the gathering, compression and dehydration fee received by Seller on the Brazos River Pipeline System for the six (6) month period prior to the Effective Date has averaged not less than $.13 cents/MMBTU and the cost of compression rental is not greater than $15,244/month and to notify Seller of any significant title defects or substantial problems with leases or other agreements affecting the Properties. Seller shall have an additional fifteen (15) days to either (a) in good faith using its best efforts, attempt to correct any such defect or problems to the satisfaction of Purchaser or (b) at Seller's option, agree to indemnify Purchaser in a form acceptable to Purchaser. Purchaser's approval of corrections of title defects or problems and of indemnities shall not be unreasonably withheld.

         If, after (i) the total of sixty (60) days of the two periods specified above have elapsed, or (ii) fifteen (15) days following Seller's receipt of Purchaser's notification of any significant title defects or other substantial problems, whichever is earlier, title defects or problems with leases and other agreements have not been cured to Purchaser's satisfaction or indemnities acceptable to Purchaser


                                    INITIALS:   SELLER  /s/ N.P.
                                                       -----------------------
                                                PURCHASER /s/ J.J.Y
                                                          --------------------


                              Exhibit B - Page -6-
have not been offered by Seller, then Purchaser shall have, at its option, the right to either (a). withdraw its offer with no further obligation to consummate the Sale/Purchase and no liability to Seller or (b). reasonably renegotiate in good faith the purchase of the Properties, in which case Seller shall reasonably renegotiate in good faith its sale of the Properties to Purchaser.

8.       Operation after Acceptance of Offer

         Seller shall, after its acceptance of Purchaser's offer but prior to closing, timely disburse proceeds, pay all royalties and other lease obligations, and pay expenses relating to the Properties and shall operate the Properties as a reasonably prudent operator and in a good and workmanlike manner. During this period, Seller shall not remove any Facilities except to replace defective components or to repair and return them to working order.

         Seller shall not make any major capital expenditures in excess of Fifty Thousand Dollars ($50,000.00) after the Effective Date/Time but prior to closing without Purchaser's prior written consent.

         All storage tanks and meters will be accurately metered or otherwise determined at the Effective Date/Time and all oil, condensate, and other gas liquids in tanks and downstream of pipeline connection as of that Effective Date/Time will remain the property of Seller.

9.       No Commission

         No commission or brokerage fee will be paid by Seller or Purchaser.

10.      Proration of Taxes

         All ad valorem and other applicable taxes on the Properties shall be prorated between the Seller and Purchaser as of the Effective Date/Time of Sale/Purchase. If actual taxes or tax liabilities are not known at closing, tax liabilities shall be estimated, and reimbursements by Seller or refunds by Purchaser, as appropriate, shall be made at such date(s) as actual taxes are levied. Seller agrees to pay when due any severance, ad valorem, or other taxes payable after the Effective Date/Time hereof where the basis or valuation for such taxes is production which actually occurred during the time in which Seller owned the property and/or received proceeds from the production attributable thereto.

11.      Indemnities

         If the Sale/Purchase is consummated, Purchaser agrees to defend and indemnify Seller against any claims, suits, and other liabilities to third parties under the leases and other agreements related to the Properties and resulting from operations thereon or activities or events related thereto after the Effective Date/Time (including but not limited to any liability resulting from any failure

                                    INITIALS:   SELLER /s/ N.P.
                                                       -----------------------
                                                PURCHASER /s/ J.J.Y
                                                          --------------------


                              Exhibit B - Page -7-
to properly plug and abandon any wells assigned to Purchaser under this Sale/Purchase) except to the extent such liabilities result from the negligence or willful misconduct of Seller.

         Likewise, Seller agrees to defend and indemnify Purchaser against any claims, suits, and other liabilities to third parties under the leases and other agreements related to the Properties and resulting from operations thereon or activities or events related thereto prior to the Effective Date/Time, and for all such liabilities arising after the Effective Date/Time including but not limited to any liability resulting from failure to properly plug and abandon any wells existing as of the Effective Date/Time hereof and not specifically assigned to Purchaser under this Sale/Purchase to the extent such liabilities result from the negligence or willful misconduct of Seller. This indemnification shall apply to liability for voluntary environmental response actions undertaken pursuant to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or any other federal, state or local law. Sellers indemnities above shall not exceed the amount of the Purchase Price, and shall terminate on the second anniversary of the Closing Date except in each case as to matters for which a specific written claim for indemnity has been delivered on or before such termination date.

         Notwithstanding anything to the contrary herein, Purchaser shall not be liable nor indemnify Seller for Sellers actions off the Properties or for any wastes generated on the Properties but disposed of off the Properties.

12.      Continuing Obligation

         If the Sale/Purchase is consummated, the Terms and Conditions contained in this Agreement shall survive closing and shall apply to and bind the successors and assigns of Seller and Purchaser.


                                    INITIALS:   SELLER /s/ N.P.
                                                       -----------------------
                                                PURCHASER /s/ J.J.Y
                                                          --------------------


                              Exhibit B - Page -8-